UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2009

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On February 24, 2009, James T. Kelly advised the Board of Directors of American Dental Partners, Inc. (the “Company”) that he will resign as a director, effective immediately following the 2009 annual meeting of the shareholders of the Company. Mr. Kelly will remain a member of the Board through the date of the 2009 annual meeting of shareholders.

(d) On February 24, 2009, the Board of Directors fixed the number of Directors comprising the Board at eight, and filled the vacancy created by such action by electing Lonnie H. Norris, DMD, MPH to serve as a Class II Director. Dr. Norris is Dean of Tufts University School of Dental Medicine and is a tenured professor of oral and maxillofacial surgery. He has been a faculty member at Tufts University School of Dental Medicine since 1980. Dr. Norris was appointed Interim Dean in July 1995 and Dean in February 1996. He is a Diplomat of the American Board of Oral and Maxillofacial Surgery and a Fellow of the American Association of Oral and Maxillofacial Surgeons, Pierre Fauchard Academy, International College of Dentistry and American College of Dentists. Dr. Norris earned his doctor of dental medicine and master of public science degrees from Harvard University and in 1998 was honored with the Distinguished Alumni Award from Harvard University School of Dental Medicine. In 2008, he was honored with the Tufts University Provost’s Medal. Dr. Norris is also an active member of the American Dental Association and the American Dental Education Association, among many other dental organizations. The Board appointed Dr. Norris to serve as a member of the Nominating Committee of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

February 26, 2009	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)